Exhibit 99.1

News Release

David Zwiener Appointed to PartnerRe’s Board of Directors

PEMBROKE, Bermuda, July 9, 2009 - PartnerRe Ltd. today announced that David Zwiener has been appointed to fill a vacancy on its Board of Directors effective July 7, 2009.

Mr. Zwiener, aged 54, is an experienced insurance industry executive. Between 2000 and 2007 Mr. Zwiener was President and Chief Operating Officer of the property and casualty operations at Hartford Financial Services Group Inc. In that role he oversaw one of the ten largest property and casualty insurance companies in the U.S. He also served as a member of Hartford’s Board of Directors.

Most recently Mr Zwiener was Chief Financial Officer at Wachovia Corporation where he played a critical role in managing the bank’s capital, financial reporting and investor relations. Prior to that he was Managing Director and Co-Head of the financial institutions group of the global private equity firm the Carlyle Group.

PartnerRe’s Chairman John Rollwagen today welcomed Mr. Zwiener as a member of PartnerRe’s Board.

“The Board is pleased to welcome David to PartnerRe. His extensive senior level experience in both the insurance and financial services areas and in particular his experience and credibility on Wall Street will be invaluable to this company. We look forward to working with him.”

____________________________________________

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, life/annuity and health, and alternative risk products. For the year ended December 31, 2008, total revenues were $4.0 billion. At March 31, 2009, total assets were $16.3 billion, total capital was $4.8 billion and total shareholders’ equity was $4.3 billion.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other

PartnerRe Ltd. Wellesley House South 90 Pitts Bay Road Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com large property and casualty losses, credit, interest, currency and other risks associated with the Company’s investment portfolio, adequacy of reserves, levels and pricing of new and renewal business achieved, changes in accounting policies, risks associated with implementing business strategies, and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co.
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Jane Simmons
Media Contact: Celia Powell